Cibus Reports First Quarter Financial Results and Provides Business Update

SAN DIEGO, May 14, 2026 – Cibus, Inc. (Nasdaq: CBUS) (the "Company"), a leading agricultural technology company that develops and licenses plant traits to seed companies, today announced its financial results for the quarter ended March 31, 2026, and provided a business update. Management will host a conference call and webcast today at 4:30 p.m. ET.

Management Commentary

Peter Beetham, Interim Chief Executive Officer of Cibus, commented, "We are pleased to report continued momentum across our priority programs during the first quarter of 2026. We continue to work with our global seed company partners to change the scale and speed of breeding. Our Rice herbicide tolerance program is advancing on multiple fronts, including meaningful progress toward commercialization with our Latin American seed partners, including initially Interoc, as we continue to eye our targeted 2027 initial launch. Additionally, positive regulatory momentum continues to build around the world. For example, in April this year the Council of the European Union confirmed the agreed legislative text regulating New Genomic Techniques (NGTs), with that text now before the European Parliament for a plenary vote currently planned for an upcoming session. Combined with growing traction and an exciting expansion of activities leading to increased R&D funding in our Sustainable Ingredients program, these developments give us confidence in the near-term commercial potential of our platform and our ability to deliver tangible value to customers."

Mr. Beetham continued, "Today's agricultural landscape underscores the urgency of our mission. Ongoing disruptions in global fertilizer supply chains, including reduced nitrogen production and delivery, are creating real challenges for farmers worldwide—particularly in nitrogen-intensive crops like Rice, Wheat, and Canola. At Cibus, we are well positioned to help address agricultural challenges. While we are maintaining our near-term focus on Rice herbicide tolerance and Sustainable Ingredients, the current global agricultural environment highlights the significant value potential embedded across our broader opportunity pipeline—from Canola disease resistance to Wheat platform development—and reinforces why novel precision breeding solutions are essential to building a more resilient and productive agricultural system."

Carlo Broos, Chief Financial Officer of Cibus, commented, "Beyond our progress toward commercialization, we are executing well with respect to our cost discipline commitments of reducing operating expenses, and we are on track to deliver annual net cash usage of approximately $30 million or less in 2026. At the same time, revenue increased year-over-year, reflecting progressing activities and timing of payments across our programs. Combined with approximately $33 million in net proceeds raised from sales of equity during the quarter, we believe we are well-positioned to fund the advancement of our priority programs toward their near-term commercial milestones."

Company Highlights

•Announced a non-binding LOI in January 2026 establishing commercialization framework for co-developed HT Rice traits across key Latin American markets; Customer Interoc received additional import permit in March 2026 and Cibus subsequently transferred gene edited traits in Interoc's rice seeds in May 2026.
•Rice herbicide tolerance program advancing toward commercialization milestones with seven active customer relationships, representing 5–7 million peak addressable acres and over $200 million in annual addressable royalties at peak. On track for targeted 2027 LATAM launch with refined U.S. launch now targeted for 2029.
•Sustainable Ingredients program ramping up for planned 2026 expansion following first customer payment in Q4 2025; targeting additional biofragrance scale-up orders in the second half of 2026.
•Work underway as a technology partner in the DEFRA-funded UK Farming Innovation Programme, developing durable resistance to Light Leaf Spot disease in oilseed rape; program is advancing as planned with initial funding expected in 2026.
•Balance sheet strengthened through two public offerings to date in 2026: Raised $22.3 million in gross proceeds in January and approximately $15.0 million in gross proceeds in March, supporting continued advancement toward near-term commercialization milestones.

2026 Year-to-Date Business Update

Commercial Progress for Priority Programs and Global Regulatory Developments

Priority Pipeline Traits and Programs

•Weed Management (HT1 and HT3) in Rice
◦Announced a non-binding LOI with Interoc in January 2026 establishing a framework for commercialization of co-developed herbicide tolerant rice traits across key Latin American markets.
◦Customer Interoc received additional import permit in March 2026 to allow for future transfer of material bearing HT traits; this was followed by the transfer of gene edited traits in Interoc's rice seeds in May 2026. This transition facilitates the commencement of testing and, if testing is successful, a contemplated initial launch of Interoc's CIBUS®-enhanced seed products into the Latin American agricultural market.
◦Advancing discussions with additional Rice seed companies in additional LATAM countries, including Brazil and Argentina.
◦Commenced discussions with several large Indian Rice market participants following strategic planning with RTDC and AgVayā.

◦Cibus' herbicide partner for its Rice HT traits, Albaugh, has made substantial positive progress for the herbicide registration process in the U.S. for Rice, however, they are behind initial timeline estimates. As a result, the Company has reset its U.S. launch date target from 2028 to 2029 in coordination with its partner Albaugh.
◦2025 Progress: Landmark year to solidify our Rice priority pipeline program; signed material transfer agreements with multiple LATAM partners; completed delivery of HT3 trait lines to existing U.S. customers; engaged AgVayā to develop India market entry strategy.

•Sustainable Ingredients Program
◦Executed an amendment to our current contract with our sustainable ingredients partner to expand R&D activities with increased revenue.
◦Targeting additional scale-up orders in the second half of 2026 for certain biofragrance products.
◦Further development of other biofragrances underway.
◦2025 Progress: Achieved key commercial and technical milestones in the Sustainable Ingredients program, including first customer payment and successful pilot runs validating readiness for scale-up.

Global Regulatory Development

•Global regulatory environment for gene editing technologies remains positive, with momentum continuing in 2026 to date
◦In April 2026 the EU Council, comprising ministers from each EU Member State, formally adopted its first reading position on the new Regulation on New Genomic Techniques (NGTs), excluding HT traits, confirming the trilogue compromise text agreed with the European Parliament in December last year and set for a plenary vote that is currently planned for an upcoming session.
◦2025 Important Progress: EU reached political agreement on New Genomic Techniques legislation (December 2025), advancing the regulatory framework for gene edited plants, in this key market. UK government advanced regulatory framework for Precision Bred Organisms; Cibus participated as a test case for the UK's new review process. Ecuador Ministry of Agriculture determined Cibus' HT1 and HT3 Rice traits are equivalent to those developed through conventional breeding (April 2025).

Review of Opportunity Programs and Other Business Updates

In addition to Cibus' priority programs, the Company's pipeline of other traits provides several opportunities for partner-funded programs. The current disruption of global crop input supplies—particularly in nitrogen fertilizer markets—underscores the value of these opportunities and the need for novel precision breeding solutions to help farmers manage volatility and protect yields.

Opportunity Pipeline Traits and Programs (Available for Partnership)

•Canola: Commenced work in the first quarter 2026 on a DEFRA-funded UK Farming Innovation Programme project targeting Light Leaf Spot disease resistance in oilseed rape following Cibus' selection as technology partner.

•Nutrient-use Efficiency: Ongoing collaboration with John Innes Centre on breakthrough nutrient-use efficiency trait addressing a global challenge where only one-third of applied fertilizer is typically absorbed by plants. This trait has potential application across some of the World's major crops including Rice, Wheat, and Canola.

•Soybean: Successfully edited a Soybean cell for HT2 trait (2025); enabling expanded platform development on which the Company continues to work in conjunction with the Sustainable Ingredients program.

•Wheat: Successfully regenerated plants from single cells in a wheat cultivar (2024), opening potential to accelerate trait development in one of the world's most cultivated and nitrogen-intensive crops.

•Alfalfa: Continuing partnership to advance improved quality alfalfa trait toward commercialization, representing a key proof point for Cibus' partner-funded development model.

Corporate and Industry Progress

•Capital Markets Activity
◦In March 2026, raised approximately $15.0 million in gross proceeds from a public offering of 6,976,744 shares of Class A Common Stock at $2.15 per share.
◦In January 2026, raised $22.3 million in gross proceeds from a public offering of 14,836,664 shares of Class A Common Stock at $1.50 per share.
◦The proceeds from these offerings are intended to support working capital and general corporate purposes, including further development of Rice weed management traits.

•Streamlined Focus and Operational Efficiency
◦On target to deliver annual net cash usage of approximately $30 million or less during 2026.
◦2025 Progress: Completed closing of Oberlin facility and consolidation of Oberlin operations into San Diego headquarters facility during the third quarter of 2025; substantially wound down activities at the Company's Roseville, Minnesota facility.

•Board Appointment
◦In April 2026, Cibus appointed Thomas Urban to its Board of Directors, strengthening the Company's agricultural sector expertise and strategic advisory capabilities. Mr. Urban brings over 35 years of agribusiness expertise to the Board, spanning early-stage corporate advisory, executive leadership as CEO of CellFor, more than a decade of global roles at Pioneer Hi-Bred International, and mergers and acquisitions at Goldman Sachs.

Expected Milestones for Priority Pipeline Traits and Programs

Cibus intends to report ordinary course development progress and achievements in connection with its quarterly reporting process. Cibus presents below the most significant development and commercial milestone targets for its priority programs for 2026:

•Weed Management (HT1 and HT3) in Rice:
◦Continued expansion of existing, and developing new, customer relationships with Rice seed companies across the U.S., LATAM, and India during the course of 2026.
◦Expand discussions with additional Rice seed companies in new Latin American countries, such as Brazil (with support from RTDC) and Argentina
◦Explore new opportunities with support from RTDC and AgVayā in the large Indian Rice market.
◦Develop commercialization agreements for at least one of the existing Latin American Rice seed partners.

•Sustainable Ingredients:
◦Expect additional scale-up orders of the Company's initial biofragrances in the second half of 2026; expect further development of other fragrances in 2026.

First Quarter 2026 Financial Results

•Cash position: Cash and cash equivalents as of March 31, 2026, was $30.3 million. Taking into account the impact of implemented cost saving initiatives, and without giving effect to potential financing transactions that Cibus may pursue from time-to-time, Cibus expects that existing cash and cash equivalents is sufficient to fund planned operating expenses and capital expenditure requirements into late in the first quarter of 2027.

•Research and development (R&D) Expense: R&D expense was $8.7 million for the quarter ended March 31, 2026, compared to $11.8 million in the year-ago period. The decrease of $3.1 million is primarily due to cost reduction initiatives.

•Selling, general, and administrative (SG&A) expense: SG&A expense was $5.1 million for the quarter ended March 31, 2026, compared to $9.9 million in the year-ago period. The decrease of $4.8 million is primarily due to a $3.0 million litigation expense in the first quarter of 2025 as well as cost reduction initiatives.

•Goodwill impairment: There was no goodwill impairment for the quarter ended March 31, 2026, compared to a $21.0 million goodwill impairment in the year-ago period. The decrease of $21.0 million non-cash expense is due a quantitative analysis of the Company's goodwill in the first quarter of 2025 in which the Company concluded that its goodwill was impaired.

•Royalty liability interest expense - related parties: Royalty liability interest expense - related parties was $9.1 million for the quarter ended March 31, 2026, compared to $8.4 million in the year-ago period. The increase of $0.7 million is due to the recognition of interest expense on the accumulating Royalty Liability.

•Non-operating (expense) income, net: Non-operating (expense) income, net was a nominal expense for the quarter ended March 31, 2026, compared to income of $0.4 million in the year-ago period. The decrease in income of $0.4 million is driven by the fair value adjustment of the Company's liability classified common warrants.

•Net loss: Net loss was $21.2 million for the quarter ended March 31, 2026, compared to $49.4 million in the year-ago period.

•Net loss per share of Class A common stock: Net loss per share of Class A common stock was $0.33 for the quarter ended March 31, 2026, compared to net loss per share of Class A common stock of $1.34 in the year-ago period. The decrease of $1.01 in net loss per share of Class A common stock is primarily driven by the non-cash goodwill impairment in the first quarter of 2025 which accounted for approximately $0.57 in net loss per share of Class A common stock as well as cost reduction initiatives described above and a year-over-year increase in weighted average shares outstanding.

Conference Call and Webcast Information

Cibus will host a live webcast, Thursday, May 14, 2026, at 4:30 p.m. Eastern Time to discuss its first quarter 2026 financial results and provide a year-to-date business update for 2026. The conference call can be accessed live over the phone by dialing (800) 274-8461 or for international callers by dialing (203) 518-9814. The conference ID is CIBUS (24287). A replay of the call will be available through May 28, 2026, by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 11161515.

A live audio webcast of the call will be available under "Events & Presentations" in the Investor section of the Company's website, investor.cibus.com. An archived webcast will be available on the Company's website for 90 days after the event.

About Cibus

Cibus is a leader in developing traits (characteristics) that address critical productivity, yield and sustainability challenges. Cibus' proprietary high-throughput gene editing technologies drive its long-term focus on productivity traits for farmers for the major global row crops. Cibus is not a seed company. It is a technology company that uses its gene editing technologies to develop plant traits at a fraction of the time and cost of conventional breeding and to license them to customers in exchange for royalties.

About the Cibus Trait MachineTM process and Rapid Trait Development SystemTM

A key element of Cibus' technology breakthrough is its high-throughput breeding process (referred to as the Trait Machine™ process). The Trait Machine process is a crop specific application of Cibus' patented Rapid Trait Development System™ (RTDS®). The proprietary technologies in RTDS integrate crop specific cell biology platforms with a series of gene editing technologies to enable a system of end-to-end crop specific precision breeding. It is the core technology platform for Cibus' Trait Machine process: the first standardized end-to-end semi-automated crop specific gene editing system that directly edits a seed company's elite germplasm. Each Trait Machine process requires a crop specific cell biology platform that enables Cibus to edit a single cell from a customer's elite germplasm and grow that edited cell into a plant with the Cibus edits.

Cibus believes that RTDS and the Trait Machine process represent the technological breakthrough in plant breeding that is the ultimate promise of plant gene editing: high- throughput gene editing systems operating as an extension of seed company breeding programs. In 2024, the Trait Machine process was cited by Fast Company Magazine as one of the most innovative products in 2024.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of applicable securities laws, including The Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included herein, including statements regarding Cibus' operational and financial performance, Cibus' liquidity and capital resources, the implementation and execution of cost savings initiatives, Cibus' strategy, future operations, prospects, and plans, including the anticipated receipt of commercial revenues and additional funding and the achievement of commercial milestone targets, are forward-looking statements. Cibus' assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement. Because this involves such risks and uncertainties, the Company could use its available capital resources sooner than it currently expects. Forward-looking statements may be identified by words such as "anticipate,"

"believe," "intend," "expect," "plan," "scheduled," "could," "would" and "will," or the negative of these and similar expressions.

These forward-looking statements are based on the current expectations and assumptions of Cibus' management about future events, which are based on currently available information. These forward-looking statements are subject to numerous risks and uncertainties, many of which are difficult to predict and beyond the control of Cibus. Cibus' actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: Cibus' need for additional near-term funding to finance its activities and challenges in obtaining additional capital on acceptable terms, or at all; changes in expected or existing competition; challenges to Cibus' intellectual property protection and unexpected costs associated with defending intellectual property rights; increased or unanticipated time and resources required for Cibus' platform or trait product development efforts; Cibus' reliance on third parties in connection with its development activities, including reliance on partner-funding and/or support for the advancement of its Sustainable Ingredients program; challenges associated with Cibus' ability to effectively license its productivity traits and sustainable ingredient products; the risk that farmers do not recognize the value in germplasm containing Cibus' traits or that farmers and processors fail to work effectively with crops containing Cibus' traits; delays or disruptions in the Company's platform or trait product development efforts, particularly insofar as they affect the Company's strategic priority programs; challenges that arise in respect of Cibus' production of high-quality plants and seeds cost effectively on a large scale; Cibus' dependence on distributions from Cibus Global, LLC to pay taxes and cover its corporate and overhead expenses; regulatory developments that disfavor or impose significant burdens on gene editing processes or products; Cibus' ability to achieve commercial success; commodity prices and other market risks facing the agricultural sector; technological developments that could render Cibus' technologies obsolete; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on Cibus' ability to execute on its business plan; the Company's assessment of the period of time through which its financial resources will be adequate to support operations; and other important factors discussed in the "Risk Factors" section of Cibus' Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 17, 2026, as may be updated from time-to-time in Cibus' subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

In addition, the forward-looking statements included in this press release represent Cibus' views as of the date hereof. Cibus specifically disclaims any obligation to update such forward-looking statements in the future, except as required under applicable law. These forward-looking statements should not be relied upon as representing Cibus' views as of any date subsequent to the date hereof.

CIBUS CONTACTS:

INVESTOR RELATIONS
Jeff Sonnek
jeff.sonnek@icrinc.com

MEDIA RELATIONS
Colin Sanford
colin@bioscribe.com
203-918-4347

CIBUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in Thousands, Except Par Value and Share Amounts)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$30,325	$9,923
Accounts receivable	1,703	503
Prepaid expenses and other current assets	1,041	1,643
Total current assets	33,069	12,069
Property, plant, and equipment, net	5,642	6,300
Operating lease right-of-use assets	20,927	21,557
Intangible assets, net	31,224	31,679
Goodwill	232,516	232,516
Other non-current assets	824	926
Total assets	$324,202	$305,047
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,410	$8,070
Accrued expenses	2,027	1,946
Accrued compensation	3,011	3,061
Deferred revenue	449	536
Current portion of notes payable	194	435
Current portion of operating lease obligations	2,764	2,731
Class A common stock warrants	89	79
Total current liabilities	13,944	16,858
Notes payable, net of current portion	73	93
Operating lease obligations, net of current portion	29,076	29,783
Royalty liability - related parties	244,044	234,923
Other non-current liabilities	1,585	1,561
Total liabilities	288,722	283,218
Stockholders’ equity:
Class A common stock, $0.0001 par value; 210,000,000 shares authorized; 76,571,627 shares issued and 76,283,095 shares outstanding as of March 31, 2026, and 54,604,232 shares issued and 54,325,852 shares outstanding as of December 31, 2025	13	11
Class B common stock, $0.0001 par value; 90,000,000 shares authorized; no shares issued and outstanding as of March 31, 2026, and December 31, 2025	—	—
Additional paid-in capital	917,136	882,171
Class A common stock in treasury, at cost; 225,891 shares as of March 31, 2026, and 193,195 shares as of December 31, 2025	(2,221)	(2,141)
Accumulated deficit	(879,473)	(858,251)
Accumulated other comprehensive income	25	39
Total stockholders’ equity	35,480	21,829
Total liabilities and stockholders’ equity	$324,202	$305,047

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in Thousands, Except Share and Per Share Amounts)

	Three Months Ended March 31,
	2026	2025
Revenue:
Revenue	$1,681	$1,034
Total revenue	1,681	1,034
Operating expenses:
Research and development	8,717	11,799
Selling, general, and administrative	5,084	9,856
Goodwill impairment	—	20,950
Total operating expenses	13,801	42,605
Loss from operations	(12,120)	(41,571)
Royalty liability interest expense - related parties	(9,121)	(8,377)
Other interest income, net	28	119
Non-operating (expense) income, net	(2)	439
Loss before income taxes	(21,215)	(49,390)
Income tax expense	(7)	(2)
Net loss	$(21,222)	$(49,392)
Net loss attributable to noncontrolling interest	—	(2,506)
Net loss attributable to Cibus, Inc. stockholders	$(21,222)	$(46,886)
Basic and diluted net loss per share of Class A common stock	$(0.33)	$(1.34)
Weighted average shares of Class A common stock outstanding – basic and diluted	65,202,244	35,052,692

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in Thousands)

	Three Months Ended March 31,
	2026	2025
Operating activities
Net loss	$(21,222)	$(49,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Royalty liability interest expense - related parties	9,121	8,377
Goodwill impairment	—	20,950
Depreciation and amortization	1,197	1,634
Stock-based compensation	1,571	2,499
Loss on disposal of assets, net	4	80
Change in fair value of liability classified Class A common stock warrants	10	(462)
Other	(4)	21
Changes in operating assets and liabilities:
Accounts receivable	(1,200)	91
Prepaid expenses and other current assets	591	309
Accounts payable	(1,288)	995
Accrued expenses	(176)	3,135
Accrued compensation	(57)	(745)
Deferred revenue	(89)	(71)
Right-of-use assets and lease obligations, net	(44)	688
Other assets and liabilities, net	100	64
Net cash used in operating activities	(11,486)	(11,827)
Investing activities
Proceeds from sales of property, plant, and equipment	43	—
Purchases of property, plant, and equipment	(115)	(291)
Net cash used in investing activities	(72)	(291)
Financing activities
Proceeds from issuances of securities	37,255	22,599
Costs incurred related to issuances of securities	(4,950)	(1,169)
Payment of taxes related to restricted stock units withheld from employees	(80)	(13)
Repayments of notes payable	(261)	(148)
Net cash provided by financing activities	31,964	21,269
Effect of exchange rate changes on cash and cash equivalents	(4)	3
Net increase in cash and cash equivalents	20,402	9,154
Cash and cash equivalents – beginning of period	9,923	14,433
Cash and cash equivalents – end of period	$30,325	$23,587